As filed with the Securities and Exchange Commission on May 3, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
THE AARON’S COMPANY, INC.
(Exact name of registrant as specified in its charter)

Georgia	85-2483376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300 Atlanta, Georgia 30339-3182
(Address, including zip code, of registrant’s principal executive offices)

The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan
(Full title of the plan)

C. Kelly Wall Chief Financial Officer The Aaron’s Company, Inc. 400 Galleria Parkway SE, Suite 300 Atlanta, Georgia 30339-3182 (678) 402-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Joel T. May Jones Day 1221 Peachtree St., NE Suite 400 Atlanta, Georgia 30361 (404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
The Aaron’s Company, Inc. (the “Registrant”) filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on November 19, 2020 (File No. 333-250900) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of the Registrant’s common stock, par value $0.50 per share (the “Common Stock”), issuable pursuant to The Aaron’s Company, Inc. Employee Stock Purchase Plan (the “ESPP”), which first became effective November 11, 2020.
On May 3, 2023, the shareholders of the Registrant approved an amendment and restatement of the ESPP in the form of The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (the “A&R ESPP”), effective May 3, 2023. The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 850,000 shares of Common Stock that may be issued pursuant to the A&R ESPP. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Introductory Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 1, 2023;
b)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on April 24, 2023;
c)The Registrant’s Current Report on Form 8-K filed with the SEC on March 1, 2023 (other than with respect to Items 2.02 and 7.01); and
d)The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.
Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.
The Company’s Amended and Restated Articles of Incorporation provides that none of the Company’s directors will be personally liable to the Company or its shareholders for monetary damages resulting from a breach of the duty of care or any other duty owed to the Company as a director to the fullest extent permitted by Georgia law.
Article VII of the Company’s Amended and Restated Bylaws requires the Company to indemnify any person to the fullest extent permitted by law for any liability and expense resulting from any threatened, pending or completed legal action, suit or proceeding resulting from the fact that such person is or was a director or officer of the Company, including service at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another entity.
An officer or director may only be indemnified for expenses and, other than in any action, suit or proceeding by or in the right of the Company, liabilities if he or she acted in good faith and, in the case of conduct in an official capacity, in a manner he or she reasonably believed to be in the best interest of the Company and, in all other cases (other than criminal matters), in a manner he or she reasonably believed to be not opposed to the best interest of the Company. An officer or director may only be indemnified in a criminal action, suit or proceeding if he or she had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding this requirement, any officer or director is entitled to indemnification of any expenses in connection with any action, suit or proceeding to the extent such officer or director has been wholly successful on the merits or otherwise in such action, suit or proceeding.
Article VII of the Company’s Amended and Restated Bylaws also requires the Company to indemnify any person to the fullest extent permitted by law for any expense imposed upon or incurred in connection with acting as a witness or other participant in any threatened, pending or completed legal action, suit or proceeding.
The provisions of the Company’s Amended and Restated Bylaws regarding indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.
The Company’s directors and officers are also insured against losses arising from any claim against them in connection with their service as directors and officers of the Company for wrongful acts or omissions, subject to certain limitations.
Item 8. Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (Commission File No. 001-39681) filed with the SEC on December 1, 2020).

4.2
Amended and Restated Bylaws of The Aaron’s Company, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (Commission File No. 001-39681) filed with the SEC on December 1, 2020).

4.3
The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission File No. 001-39681), filed with the SEC on March 23, 2023).

5.1*	Opinion of Jones Day.
23.1*	Consent of Jones Day (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Calculation of Filing Fee Tables.
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 3rd day of May, 2023.

THE AARON’S COMPANY, INC.
By: /s/ C. Kelly Wall Name: C. Kelly Wall Title: Chief Financial Officer

POWER OF ATTORNEY
    Each of the undersigned officers and directors of The Aaron’s Company, Inc. hereby constitutes and appoints Douglas A. Lindsay and C. Kelly Wall as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas A. Lindsay Douglas A. Lindsay	Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2023
/s/ C. Kelly Wall C. Kelly Wall	Chief Financial Officer (Principal Financial Officer)	May 3, 2023
/s/ Douglass L. Noe Douglass L. Noe	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	May 3, 2023
/s/ John W. Robinson III John W. Robinson III	Chairman, Director	May 3, 2023
/s/ Laura N. Bailey Laura N. Bailey	Director	May 3, 2023
/s/ Kelly H. Barrett Kelly H. Barrett	Director	May 3, 2023
/s/ Walter G. Ehmer Walter G. Ehmer	Director	May 3, 2023
/s/ Hubert L. Harris, Jr. Hubert L. Harris, Jr.	Director	May 3, 2023
/s/ Timothy A. Johnson Timothy A. Johnson	Director	May 3, 2023
/s/ Marvonia P. Moore Marvonia P. Moore	Director	May 3, 2023